Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 30, 2023, relating to our audits of the consolidated financial statements of Reviva Pharmaceuticals Holdings, Inc. as of and for the years ended December 31, 2022 and 2021, which appears in the Annual Report on Form 10-K of Reviva Pharmaceuticals Holdings, Inc. filed with the Securities and Exchange Commission on March 30, 2023. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ ArmaninoLLP Denver, Colorado

February 2, 2024